Exhibit 99.3

Operator

Welcome to today’s conference call announcing the business combination of Inspirato and Thayer Ventures Acquisition Corporation. On the call are Brent Handler, Founder and CEO of Inspirato, Web Neighbor, CFO of Inspirato, along with Chris Hemmeter and Mark Farrell, co-CEOs of the Thayer Ventures Acquisition Corporation.

The company reminds everyone that this call contains forward-looking statements including statements regarding our management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. Many factors could cause actual future events to differ materially from these statements and other comments, including but not limited to, Inspirato and Thayer’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook; the cash resources, plans and prospects of the combined entity; expected valuations and financial projections of the combined entity; and the timing and completion of the transaction. Any projected financial information presented during this call is for illustrative purposes only and should not be relied upon as being predictive of future results. The inclusion of any financial forecast information in this call should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved. Commentary on these topics constitutes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. The information discussed today is qualified in its entirety by the Current Report on Form 8-K that was filed by the Thayer Ventures Acquisition Corporation today and may be accessed on the SEC’s website. Shareholders are urged to read the Form 8-K and other SEC filings in connection with the proposed transaction carefully. We also encourage you to read the press release issued today, the accompanying presentation, and Thayer Ventures Acquisition’s public filings with the SEC, including a Registration Statement on Form S-4 that will be filed in the near future and available on the SEC’s website, and, in particular, to the section or sections titled Risk Factors, for a discussion of the risks that can affect the transaction, Thayer Ventures Acquisition’s and Inspirato’s businesses, and the outlook of the combined company.

Inspirato and Thayer Ventures Acquisition are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This communication is for informational purposes only and shall not constitute an offer to sell, a solicitation of a proxy, consent or authorization or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

And now, I would like to introduce Chris Hemmeter, co-CEO of Thayer Ventures Acquisition Corporation

Please go ahead.

Chris Hemmeter, co-CEO of Thayer Ventures Acquisition Corporation

Good morning everyone and thank you for joining us.

My colleagues at Thayer Ventures and I are pleased to announce the proposed business combination between Inspirato and Thayer Ventures Acquisition Corporation. We’re excited to share why we are so confident about the long-term potential of this business.

Thayer Ventures is a sector-focused investment platform that Mark and I co-founded 10 years ago. One of the principal attributes that differentiates our firm from many others is that we’ve always taken a deep, focused, value-added approach as an investor. On top of our bias for value, we have focused exclusively on travel and transportation technology companies. Not only do the backgrounds of the partners specifically focus on the travel and transportation space, but many of our investors include some of the most well-known names in hospitality and transportation. We look for companies where we can add a great deal of value when we partner with them.

When we launched our SPAC last year, we specifically set out looking for a great partner in the travel and transportation universe. We knew that coming out of the pandemic, there would be a number of interesting companies that were ready to go on the offense. We wanted to find a company that had shown great resilience in the face of strong headwinds in the travel industry, yet we were also seeking an innovative partner that was ‘cracking the code’ with a differentiated business model for sustainable long-term growth and upside. We believe we found that perfect partner in Inspirato.

With that, I’d like to pass it off to my partner Mark Farrell for a discussion on the transaction overview, structure, and valuation.

Mark Farrell, Co-Founder of Thayer Ventures and Co-CEO of Thayer Ventures Acquisition Corporation

Thank you, Chris. I would now like to take the opportunity to share an overview of our deal with Inspirato. Thayer Ventures Acquisition Corporation is expected to contribute approximately $176 million into the transaction, assuming no redemptions by Thayer shareholders. Together with Inspirato, we raised a PIPE of approximately $100 million. Existing Inspirato shareholders are also rolling more than $1.0 billion of equity into the deal. Post-transaction, the combined company is expected to have a balance sheet of more than $260 million, assuming no redemptions by Thayer shareholders. The total enterprise value of the combined company will be north of $1.1 billion.

In terms of valuation, this transaction is valued at 3x estimated 2022 revenue, which we believe is a very compelling value proposition. In terms of post-transaction ownership, existing Inspirato shareholders will hold approximately 78% of the stock of the combined company, with the PIPE investors owning approximately 7%, Thayer Ventures Acquisition Corporation shareholders owning approximately 13%, and Thayer Ventures Acquisition Holdings LLC owning approximately 2%.

As we dive into an evaluation comparison of Inspirato against its travel peers, two metrics in particular stand out: the company’s resiliency during the COVID-19 downturn, as well as the strength of its growth projections moving forward. We believe that due to the subscription nature of Inspirato’s business, the effect of COVID-19 on Inspirato was less than that of its hospitality and travel peers. We expect 2021 revenues to be back to pre-pandemic revenue levels. In terms of growth, we believe in the company’s trajectory of product offerings and strong value proposition for consumers. We believe this will allow the company to outperform its travel peers moving forward.

When we think about companies that we used to value Inspirato, we don’t believe there is one true public comparable company for Inspirato today. Despite the company’s strong growth metrics, our transaction values Inspirato at a discount to its peers overall and in particular a strong discount to the consumer subscription company peer bucket, a strong discount to the online travel agencies, a discount to the traditional hospitality companies, and at a slight premium to the traditional vacation rental companies.

At the end of the day, we believe Inspirato is a strong growth story—with robust tailwinds coming out of the pandemic and an innovative subscription model. We believe this is a compelling investment opportunity. In conclusion, we thank you for taking time today and on behalf of the entire Thayer Ventures Acquisition Corporation management and board, as well as the Inspirato team, we are incredibly excited about the opportunity ahead of us. With that, I’m pleased to introduce Brent Handler, Founder and CEO of Inspirato. Brent, over to you.

Brent Handler, Founder and CEO of Inspirato

Thanks, Mark. We are very excited to be working with the Thayer team and believe they are the perfect partner as we enter the next stage of Inspirato’s growth.

I’ll begin by noting that my brother Brad and I have been innovating within the luxury travel space for nearly 20 years. Back in 2002 we started Exclusive Resorts, which used a membership model with a high upfront fee to provide travel experiences for the affluent traveler. In 2011, we launched Inspirato as a scalable, innovative, and more accessible subscription travel platform.

Our platform hinges on our two core subscription products. The first is Inspirato Club, the initial product we launched in 2011. Club subscribers pay $600 per month for access to our portfolio of exclusively managed branded luxury vacation homes, five-star hotels and resort partners, and custom travel experiences in hundreds of destinations around the world. In addition to their monthly subscription, subscribers pay nightly rates to book the trips of their choice.

Our second product is Inspirato Pass, which we launched in the summer of 2019. Pass subscribers pay $2,500 per month and choose from a list that typically features more than 150,000 trips consisting of luxury homes, hotels and experiences. Pass subscribers pay no nightly rates, taxes, or fees, and can book their next reservation the day they check out of their current trip. After just its first seven-and-a-half months, as of end-of-month February 2020, Inspirato had $75 million in Pass annual recurring revenue.

So what we have done at Inspirato is build a brand new luxury hospitality platform, based on a differentiated subscription business model, in a relatively short period of time, about 10 years. In doing so, we have also been very capital efficient with approximately $85 million of equity raised prior to this current transaction.

One of the differentiating aspects of our model versus traditional hospitality is that we have greater loyalty within our customer base. In fact, while hotel companies pay millions of dollars to incentivize their customers to travel with them, the reverse is true with Inspirato. Our subscribers pay us for the benefit of being able to travel within our exclusive platform. Additionally, the Inspirato demographic is highly coveted and we have a consumer audience that consists of affluent travelers, primarily from North America and who want to spend more and better time with family and friends.

Inspirato currently has more than 12,500 subscribers and grew by 29% annually from 2012 to 2019. In our financial model we’re projecting a 17% compound annual growth rate in subscribers, however, this corresponds to a significantly higher revenue growth rate as we anticipate our subscribers will shift to more high margin, high revenue products, such as Pass, and we gain more share of wallet over time. The company has a history of strong revenue growth, as evidenced by a 39% compound annual growth rate from 2012 to 2019; and as travel continues to surge post-pandemic, our model estimates a revenue compound annual growth rate of 41% from 2021 through 2025.

At the core of our hospitality offering is our portfolio of branded luxury vacation residences, with an estimated value of $1.4 billion, which combine the service and certainty of a five-star luxury resort with the space and benefits of a private home. Inspirato’s business model works so well because we manage and control these homes through leases and other exclusive agreements, similar to the way that a five star brand manages and controls a hotel. We lease them on a long-term basis, on average for about four years. We put in our own furnishings, staff an on site concierge, and operate as a true luxury hospitality operator. When you compare Inspirato to the “vacation roulette” that high net worth travelers face with online vacation rental sites, we believe it’s clear that Inspirato has distinctive advantages in terms of service, certainty, and quality which have allowed us to build our brand over the past 10 years.

We passionately believe that subscription travel is going to be a multi-billion dollar category very soon, based on our own estimates and third-party research. It’s one of the last consumer categories that has not yet been “subscriptionized”, and this model actually works incredibly well for both travelers and suppliers. For travelers, they enjoy experiencing the world without nightly rates, taxes or fees, and at great value. For suppliers, they are able to sell inventory at a discount, that otherwise could sit empty, and without the fear of cannibalization or repatriation, because our subscription model is completely opaque.

Turning to the market opportunity, the Total Addressable Market (TAM) is currently estimated to be $135 billion dollars. When we think about that from a Serviceable Addressable Market (SAM) standpoint, we’re talking about what we believe is a $100 billion market—and this is for U.S. based travellers in luxury accommodations alone. By 2025, it is expected that the Serviceable Addressable Market will expand to $175 billion.

Now let’s talk about the Inspirato business model with our innovative Pass product. Luxury travelers can become frustrated with nightly rates, taxes and annoying resort fees. They have a real disdain for variable pricing especially when they might see peak demand pricing surge. Inspirato Pass provides simplicity, certainty, and service from a trusted brand that we don’t believe travelers are able to get anywhere else in the market today.

And the supply side for Pass is just as exciting. Luxury hotels have a perishable inventory. At the end of the day, there are so many luxury rooms that go to waste and those rooms actually have very low variable prices. The luxury hotel asset class experienced 32% spoilage in 2019. This translates to $106 million worth of spoilage every night in the luxury hotel market alone, or $39 billion annually. Inspirato Pass, with its opaque subscription model, allows hotels to make more money by using up some of those empty nights that were simply going to spoil, which increases their revenue per available room, but also brings them wealthy, high spending guests who purchase food, beverages, and amenities at their properties. Inspirato Pass typically has more than 150,000 trips available from which subscribers may choose. There are a mix of beach, mountain, metropolitan, and lifestyle trips. While Pass subscribers can book up to a year in advance, most book around 30 days prior to check-in because they get to book their next reservation the day they check out.

By giving Pass subscribers value for both close-in and far-out reservations, each Pass subscriber can tailor the experience to best suit their needs. Inspirato Pass is an innovation in hospitality, and we are proud of the fact that our Pass technology is covered by a number of U.S. patents. From a standing start in the summer of 2019, we went from $0 in annual recurring revenue to over $75 million as of month-end February 2020 – just seven and a half months later.

Now, Pass wasn’t built for a global pandemic, but it actually held up incredibly well during COVID. And with things returning to normal, we believe that our valuable subscriber economics will help grow this business very quickly with a projected $149 million in ARR at the end of Q4 2022. The beauty of the model is the power of selling a subscription for $30,000 annually. We only need to sell 3,300 passes to have $100 million of annual recurring revenue. Compared with other consumer categories, this becomes very interesting because you don’t have to have very many customers to be a business with billions and billions of dollars of annual revenue.

The Inspirato LTV-to-CAC equation rests upon the fact that our products sell for $30,000 and $7,200 respectively. We do pay $5,350 to acquire a new subscriber, which at first seems relatively expensive. But when you bump that up against our retention, which historically, from 2017 to 2019, for our Club product has been 87%, you quickly realize that for every dollar that we’re investing, we’re getting $4 back of subscriber economics through the Inspirato subscription business model.

A 4-1 LTV-to-CAC ratio translates to an incredibly quick payback period. For Pass, we get paid back in between three and six months, depending on whether or not the subscriber prepays. If they prepay for their subscription, it actually takes a little longer for the payback, but we generally get higher retention. If they pay monthly, they pay a one-time $2,500 enrollment fee, but our payback is an incredible three months. On the Club side, which is $7,200 a year, our payback is also quite impressive at between 12 and 14 months based upon whether or not they pre-pay.

We have created a new category of subscription travel by combining a five star-type experience for luxury vacation residences with the scalable technology and infrastructure traditionally seen only in vacation rental marketplaces. This allows our high net worth subscribers to enjoy unparalleled vacation experiences from one trusted provider and creates a deep competitive moat with significant barriers. These two core competencies set us apart from both luxury hospitality providers and traditional vacation rental marketplaces.

With our LTV-to-CAC so strong at 4-1, we can continue to invest in more in technology, inventory, service, and infrastructure, which will ultimately improve retention. And then that flywheel just continues to move.

One of the key components of Inspirato is that we have an asset-light, flexible model based on leased homes where we get many of the benefits of ownership, but without actually having to buy properties. This is evidenced by our performance during the pandemic. Our business plan for 2020 was to do over $280 million in revenue – we ended up at $165 million. However, we still managed on an adjusted EBITDA basis to make nearly $10 million and have positive cash flow. We were able to do that because of the flexibility this model affords us. We can get out of 88% of our leases within a year for convenience. And 87% of our leases have force majeure clauses. So our high margin subscription business combined with a flexible cost structure worked extremely well through the pandemic.

It’s a very exciting time for Inspirato as we enter the next stage of our evolution. We have a multitude of growth plans including investments in the core platform, roll-ups of luxury vacation rental managers, improving our existing technology, and even putting up deposit capital for future resort developments. We are not abandoning our asset-light model. Any capital we invest in new inventory will be returned to the Company as we place specific units with buyers and a lease back to Inspirato. From the standpoint of Inspirato Pass alone, we have the opportunity to change price points, and even launch internationally. We believe this program translates well to anything that has high margin and perishable costs.

We look forward to playing offense, getting the Inspirato brand out to a broader group of prospective subscribers, and having some capital on our balance sheet, something we haven’t had the luxury of before. The future holds a lot of opportunity for us as a public company and we couldn’t be more excited.

Now, I would like to hand it over to Web Neighbor, the Chief Financial Officer of Inspirato who will walk through the financial summary.

Web Neighbor, Inspirato Chief Financial Officer

Thanks, Brent. I would like to walk through some financial highlights, recent performance of the business, the current state, and opportunities for growth. When I look at the business, I see a proven business model with an impressive track record. Prior to the pandemic, we delivered eight consecutive years of growth with compounded annual revenue growth of nearly 40%. That really stands out as compared to many of the other deals we’ve seen in the market. This is an existing platform, the product of 10 years of investment, that is poised to take advantage of the current operating environment and begin to really scale.

The drivers are beyond just the post-COVID tailwinds. The subscription revenue growth dynamic is also powerful. We will achieve our growth primarily through a new membership sales model, attractive new unit economics and the impressive 4-1 LTV to CAC ratio Brent described. This creates an attractive ROI and creates a compelling case to continue to drive sales and marketing spend. That’s what you’ll see reflected in our projections. Lastly, we’ve been “Adjusted EBITDA” positive for both of the last two years after being nearly breakeven in 2018 and positive in 2017. So that’s four years in a row of a growth oriented business demonstrating capital efficiency by achieving positive or breakeven Adjusted EBITDA. This is a powerful signal about the structure of the business.

Thinking about subscriber growth, as Brent mentioned we currently have over 12,500 subscribers and project that number to grow to approximately 25,000 in 2025. That projected 17% CAGR is well within the range of what the company has delivered historically. We project that by deploying our complimentary product suite and shifting the mix to the higher margin, higher revenue Pass product, we will be able to grow revenue at an even greater rate than the rate at which the company has grown in the past, from $222 million projected in 2021 to $885 million projected in 2025. On an annual recurring revenue basis, a key metric for subscription companies, from the launch of Pass in summer 2019 through February 2020, ARR for the company as a whole grew to almost $110 million. We project surpassing that number and growing to in excess of $200 million of ARR next year and have visibility to more than $455 million of ARR within five years.

Our forward-looking operational indicators are as strong as they’ve ever been. We’re experiencing increased demand that’s driving occupancy, utilization, and rate. In terms of our next 12 month Paid & Stayed usage backlog, as of month-end April 2021, we were up nearly 37% over the comparable period in 2019. In terms of total occupancy for the second quarter of 2021, we are already 9% points ahead of the comparable period in 2019. In terms of paid ADR, our second quarter 2021 ADR is up 11% from the same period in 2019. And the combination of paid and past RevPAR is up 16% over that same comparable period. These are just four indicators, but we’re seeing this performance across the portfolio.

As I’ve discussed throughout the financial highlights section, we’re seeing tremendous momentum in the operating business. In terms of total nights booked, I’d point to the fourth quarter of 2019, when we booked more than 40,000 nights, the highest in company history to that date. In the first quarter of 2021, we booked more than 50,000 nights, a nearly 25% increase over that pre-pandemic high. That is in part a direct result of the launch of Inspirato Pass and that product really taking hold in the marketplace. We expect that trendline to continue as the pandemic continues to moderate and we deliver on the surge in travel demand.

In terms of new subscribers, we’re almost back to pre-pandemic levels. And we feel very strongly about our customer acquisition pipeline as people return to travel and seek new avenues through our product suite. We feel strongly that our forward-looking projections and our operating budget is well within reach.

On the expense side of the business, we believe there is significant opportunity for future upside in gross margin, from rationalizing costs and realizing benefits from reaching critical mass in certain markets. We haven’t assumed any significant savings of that nature in our base projections. Lastly, as referenced before, growing the portfolio to the size and scale that we’ve discussed and leveraging the existing corporate infrastructure creates a tremendous opportunity to harvest the benefits of that scale, the results of which we believe will drop to the bottom line.

We feel very confident in our current and future financial performance and we know that we are ready for the public stage. With that, I would like to hand it back to Brent for some closing remarks.

Brent Handler, Founder and CEO of Inspirato

Thank you, Web. In closing, I would like to summarize why we are so excited about the opportunity ahead of us:

•	We have established ourselves in a very short period of time as an innovative and trusted brand within the growing luxury travel market.

•

Our stable subscription revenue model has produced approximately 40% growth rate since 2012, and we are projected to continue to grow at this rate through 2025, which we believe can continue into the foreseeable future.

•	Our flexible and asset-light expense model afforded us the flexibility to be adjusted EBITDA positive during the pandemic, while continuing to build our strong brand and technology footprint.

•	Our deep and experienced management team is poised to realize the growth opportunities afforded by the expected capital infusion from our merger with Thayer Ventures Acquisition Corporation.

On behalf of the entire Inspirato management team, I would like to thank all of our Inspirato investors, employees, and members who have been instrumental in getting the company to where it is today. I would also like to welcome our newest investors, including Thayer Ventures, in partnering with us as Inspirato transitions to a public company and begins this next chapter of growth.

Thank you, once again, for your time and attention and we look forward to updating you on our progress.

Operator

Thank you. This concludes today’s conference call. On behalf of Inspirato and Thayer Ventures Acquisition Corporation, we would like to thank you for joining us today. As the conference has now finished, you may disconnect. Thank you.